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                                                                    EXHIBIT 23.1

                    CONSENT OF OTHER INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 4, 1993, relating to the financial statements of Lone Star Industries, Inc. International Division. We also consent to the application of such report to the Financial Statement Schedules for the Lone Star Industries, Inc. International Division for the two years ended December 31, 1992, when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Stamford, Connecticut

January 13, 1995